Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-296998 on Form S-4 pertaining to the Leggett & Platt, Incorporated Flexible Stock Plan of Somnigroup International Inc. of our reports dated February 27, 2026, with respect to the consolidated financial statements of Somnigroup International Inc. and the effectiveness of internal control over financial reporting of Somnigroup International Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Dallas, Texas
September 8, 2026